EXHIBIT 99.1

                     SJW CORP. - AMEX: SJW
         ANNOUNCES ENTITLEMENT OF ITS PROPERTY IN SAN JOSE

        SAN JOSE, CA, May 3, 2005 - SJW Corp. (AMEX:SJW) SJW Corp. announces today that SJW Land Company, a wholly-owned subsidiary formed in 1985, received from the City Council of San Jose zoning approval for the planned development for eight acres of its Delmas property which is adjacent to SJW Corp.'s headquarters and the HP Pavilion in San Jose, California. Approval was granted in January 2004. The zoning approval includes the development of approximately 325 high-rise residential units with 5,000 to 15,000 square feet of ground level retail over 2.5 acres of land, and approximately one million square feet of commercial real estate with 15,000 to 50,000 square feet of ground level retail over 5.5 acres of land.
        SJW Corp. is evaluating the alternatives with respect to the Delmas property that will maximize value for its shareholders while maintaining its risk profile.



This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions with respect to its real property, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause actual results, performance or achievements to materially differ may include future San Jose economic conditions and the development and fluctuations in the sale of developed and undeveloped properties. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.